Exhibit H(ii)
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                           Amendment Service Agreement
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     Amendment  Number  One (1) to the  Investment  Company  Services  Agreement
("Agreement") dated October 7, 2000, by and among Commonwealth International Series Trust, and InCap Service Company (as successor to Declaration Service Company per Assignment dated November 1, 2001).

     Schedule C of the Agreement is hereby amended to add the Commonwealth Global Fund as a portfolio covered by the Agreement.

/s/ Robert W. Scharar
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Robert W. Scharar, President
Commonwealth International Series Trust

/s/ Terence P. Smith  Feb. 21, 2202
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Terence P. Smith, President
InCap Service Company